Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Volcano Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-169341) on Form S-3 of Volcano Corporation of our reports dated February 29, 2012, with respect to the consolidated balance sheets of Volcano Corporation and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the two-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Volcano Corporation, and to the reference to our firm under the heading “Independent registered public accounting firm” in the Company’s prospectus supplement dated December 3, 2012.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for revenue arrangements containing multiple elements in 2010 and a change in its presentation of comprehensive income in 2011 due to the adoption of new accounting pronouncements.

/s/ KPMG LLP
San Diego, California

December 3, 2012